Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-230255) of our report dated March 13, 2020 relating to the financial statements of United States Natural Gas Fund, LP (the “Fund”) as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 and the effectiveness of the Fund’s internal control over financial reporting as of December 31, 2019, which appear in this Annual Report on Form 10-K of United States Natural Gas Fund, LP for the year ended December 31, 2019.

/s/ Spicer Jeffries LLP

Denver, Colorado

March 13, 2020